EXHIBIT 12

HERSHEY FOODS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands of dollars except for ratios)
(Unaudited)

                                                                 For the Three Months Ended
                                                                ------------------------------
                                                                    April 1,        April 2,
                                                                      2001            2000
                                                                   ---------       ---------

Earnings:

Income before income taxes                                     $    126,859      $    116,688

Add (deduct):

   Interest on indebtedness                                          18,269            18,946
   Portion of rents representative of the
     Interest factor (a)                                              3,649             3,847
   Amortization of debt expense                                         116               122
   Amortization of capitalized interest                               1,055             1,059
                                                                  ----------        ----------
          Earnings as adjusted                                 $    149,948      $    140,662
                                                                  ==========        ==========

Fixed Charges:

   Interest on indebtedness                                    $     18,269      $     18,946
   Portion of rents representative of the
    Interest factor (a)                                               3,649             3,847
   Amortization of debt expense                                         116               122
   Capitalized interest                                                 272               ---
                                                                  ----------        ----------
       Total fixed charges                                     $     22,306      $     22,915
                                                                  ==========        ==========

Ratio of earnings to fixed charges                                     6.72              6.14
                                                                  ==========        ==========

NOTE:

(a)  Portion  of  rents  representative  of the  interest  factor consists of all rental  expense pertaining to operating  leases used to finance the purchase or  construction  of warehouse and  distribution  facilities,  and one-third of rental expense for other operating leases.